101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 24, 2014 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $15.2 million for the three months ended June 30, 2014 compared to net income of $28.1 million for the three months ended June 30, 2013. Net income for the six months ended June 30, 2014 was $49.6 million compared to net income of $55.2 million for the six months ended June 30, 2013. Basic and diluted earnings per share were $0.04 for the three months ended June 30, 2014 compared to $0.10 for the three months ended June 30, 2013. Basic and diluted earnings per share were $0.14 for the six months ended June 30, 2014 compared to $0.20 for the six months ended June 30, 2013. Net income for the 2014 periods include one-time expense items totaling $20.2 million, net of tax related to the Company’s second step capital offering. Excluding these one-time items, net income for the three and six months ended June 30, 2014 would have been $35.4 million and $69.9 million, respectively. Basic and diluted earnings per share for the three and six months ended June 30, 2014 would have been $0.10 and $0.20, respectively.

Kevin Cummings, President and CEO commented, “The second quarter of 2014 was historic for Investors as we completed our second step capital offering and raised net proceeds of $2.15 billion. This offering resulted in our capital increasing to approximately 20% which allows us to continue our journey to build a high performing commercial bank in our market area. We are excited about the opportunities ahead of us and we thank all of our existing and new shareholders for their confidence in our Company.”

With respect to the financial results, Mr. Cummings stated, “Excluding one-time items related to the second step capital offering, our earnings of $35.4 million were strong as we continue to grow and diversify our balance sheet.”

The Company announced today that the Board of Directors has declared a cash dividend of $0.04 per share to stockholders of record as of August 4, 2014, payable on August 18, 2014.

The following represents performance highlights and significant events that occurred during the period:

•
Stockholders' equity increased $2.18 billion from December 31, 2013 as a result of the completion of the second step capital offering and net income of $49.6 million for the six month period. The Company used approximately half of the proceeds to pay down maturing short term borrowings and used the remainder to purchase short term investment securities as well as to fund continued loan growth.

•
Net loans increased $854.7 million, or 6.6%, to $13.74 billion at June 30, 2014 from $12.88 billion at December 31, 2013. During the six months ended June 30, 2014, we originated $701.1 million in multi-family loans, $252.9 million in commercial real estate loans, $181.7 million in commercial and industrial loans, $52.4 million in consumer and other loans and $28.9 million in construction loans.

•
Deposits increased by $527.6 million from $10.72 billion at December 31, 2013 to $11.25 billion at June 30, 2014. Core deposits increased $731.6 million or 10.0% from December 31, 2013 and represent over 72% of total deposits as of June 30, 2014.

•
Net interest margin for the three months ended June 30, 2014 was 3.28%. This represents a decrease of 8 basis points compared to the quarter ended March 31, 2014 and a decrease of 6 basis points compared to the quarter ending June 30, 2013.

As a result of the completion of the second step capital offering, all historical share information has been revised to reflect the 2.55-to-one exchange ratio.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $31.9 million, or 24.1%, to $164.1 million for the three months ended June 30, 2014 from $132.2 million for the three months ended June 30, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.91 billion or 31.2%, to $16.42 billion for the three months ended June 30, 2014 from $12.52 billion for the three months ended June 30, 2013 as a result of organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 22 basis points to 4.00% for the three months ended June 30, 2014 compared to 4.22% for the three months ended June 30, 2013.

Interest income on loans increased by $26.9 million, or 21.9%, to $149.5 million for the three months ended June 30, 2014 from $122.6 million for the three months ended June 30, 2013, reflecting a $2.80 billion or 26.2%, increase in the average balance of net loans to $13.49 billion for the three months ended June 30, 2014 from $10.69 billion for the three months ended June 30, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential and commercial real estate loans increasing $988.2 million, $953.4 million and $624.7 million, respectively, as we continue to grow our loan portfolio. Additionally, the average yield on net loans decreased 16 basis points to 4.43% for the three months ended June 30, 2014 from 4.59% for the three months ended June 30, 2013. The decrease in the average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $4.8 million for the three months ended June 30, 2014 from $3.6 million for the three months ended June 30, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $5.0 million or 52.3%, to $14.6 million for the three months ended June 30, 2014 from $9.6 million for the three months ended June 30, 2013. The increase is attributed to the $1.11 billion increase in the average balance of all other interest-earning assets, excluding loans, to $2.93 billion for the three months ended June 30, 2014 from $1.83 billion for the three months ended June 30, 2013. A portion of the second step capital offering proceeds were used to purchase short term investment securities. This increase was partially offset by an 11 basis point decrease in the average yield on interest-earning assets, excluding loans to 1.98% for the three months ended June 30, 2014 compared to 2.09% for the three months ended June 30, 2013.

Total interest and dividend income increased by $61.1 million, or 23.3%, to $322.7 million for the six months ended June 30, 2014 from $261.6 million for the six months ended June 30, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.55 billion, or 28.8%, to $15.89 billion for the six months ended June 30, 2014 from $12.34 billion for the six months ended June 30, 2013. This was partially offset by the weighted average yield on interest-earning assets decreasing 18 basis points to 4.06% for the six months ended June 30, 2014 compared to 4.24% for the six months ended June 30, 2013.

Interest income on loans increased by $53.0 million, or 21.9%, to $295.5 million for the six months ended June 30, 2014 from $242.5 million for the six months ended June 30, 2013, reflecting a $2.83 billion, or 26.9%, increase in the average balance of net loans to $13.36 billion for the six months ended June 30, 2014 from $10.53 billion for the six months ended June 30, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential loans and commercial real estate loans increasing $1.01 billion, $976.5 million and $599.2 million, respectively as we continue to grow our loan portfolio. These increases were partially offset by an 18 basis point decrease in the average yield on net loans to 4.43% for the six months ended June 30, 2014 from 4.61% for the six months ended June 30, 2013. The decrease in the average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $8.9 million for the six months ended June 30, 2014 from $6.7 million for the six months ended June 30, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $8.1 million, or 42.2%, to $27.2 million for the six months ended June 30, 2014 from $19.1 million for the six months ended June 30, 2013. The average balance of all other interest-earning assets, excluding loans, increased by $725.6 million to $2.54 billion for the six months ended June 30, 2014 from $1.81 billion for the six months ended June 30, 2013. A portion of second step capital offering proceeds were used to purchase short term investment securities. In addition, the weighted average yield on interest-earning assets, excluding loans, increased by 3 basis points to 2.14% for the six months ended June 30, 2014 compared to 2.11% for the six months ended June 30, 2013.

Interest Expense

Total interest expense increased by $1.8 million, or 6.7%, to $29.3 million for the three months ended June 30, 2014 from $27.5 million for the three months ended June 30, 2013. This increase is due to the average balance of total interest-bearing liabilities increasing by $1.67 billion, or 15.4%, to $12.55 billion for the three months ended June 30, 2014 from $10.87 billion for the three months ended June 30, 2013. This increase is partially offset by the weighted average cost of total interest-bearing liabilities decreasing 8 basis points to 0.93% for the three months ended June 30, 2014 compared to 1.01% for the three months ended June 30, 2013 as deposit rates reflect the current interest rate environment.

Interest expense on interest-bearing deposits increased $2.1 million, or 17.4% to $14.4 million for the three months ended June 30, 2014 from $12.3 million for the three months ended June 30, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.14 billion, or 27.3% to $9.95 billion for the three months ended June 30, 2014 from $7.81 billion for the three months ended June 30, 2013. Average balances of core deposit accounts- savings, checking and money market- increased $1.65 billion year over year. This increase was partially offset by a 5 basis point decrease in the average cost of interest-bearing deposits to 0.58% for the three months ended June 30, 2014 from 0.63% for the three months ended June 30, 2013 as deposit rates reflect the current interest rate environment.

Interest expense on borrowed funds decreased by $294,000 or 1.9%, to $14.9 million for the three months ended June 30, 2014 from $15.2 million for the three months ended June 30, 2013. This decrease is attributed to the average balance of borrowed funds decreasing $463.6 million or 15.1%, to $2.60 billion for the three months ended June 30, 2014 from $3.06 billion for the three months ended June 30, 2013. Approximately half of the proceeds from the second step capital offering were used to pay down maturing, short term borrowings. This decrease was partially offset by a 31 basis point increase to the average cost of borrowings to 2.30% for the three months ended June 30, 2014 from 1.99% for the three months ended June 30, 2013.

Total interest expense increased by $3.9 million, or 7.1%, to $58.8 million for the six months ended June 30, 2014 from $54.9 million for the six months ended June 30, 2013. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $2.24 billion, or 20.9%, to $12.99 billion for the six months ended June 30, 2014 from $10.75 billion for the six months ended June 30, 2013. This increase was partially offset by the weighted average cost of total interest-bearing liabilities decreasing 12 basis points to 0.90% for the six months ended June 30, 2014 compared to 1.02% for the six months ended June 30, 2013.

Interest expense on interest-bearing deposits increased $3.8 million, or 15.3% to $28.8 million for the six months ended June 30, 2014 from $24.9 million for the six months ended June 30, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.11 billion, or 26.8% to $10.02 billion for the six months ended June 30, 2014 from $7.90 billion for the six months ended June 30, 2013. Average balances of core deposit accounts- savings, checking and money market- increased $1.60 billion for the six months ended June 30, 2014. This increase was partially offset by a 6 basis point decrease in the average cost of interest-bearing deposits to 0.57% for the six months ended June 30, 2014 from 0.63% for the six months ended June 30, 2013 as deposit rates reflect the lower interest rate environment.

Interest expense on borrowed funds increased by $64,000, or 0.2%, to $30.0 million for the six months ended June 30, 2014 from $29.9 million for the six months ended June 30, 2013. This increase is attributed to the the average balance of borrowed funds increasing by $127.3 million or 4.5%, to $2.98 billion for the six months ended June 30, 2014 from $2.85 billion for the six months ended June 30, 2013. This increase is partially offset by the average cost of borrowed funds decreasing 8 basis points to 2.02% for the six months ended June 30, 2014 from 2.10% for the six months ended June 30, 2013.

Net Interest Income

Net interest income increased by $30.1 million, or 28.7%, to $134.8 million for the three months ended June 30, 2014 from $104.7 million for the three months ended June 30, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.91 billion to $16.42 billion at June 30, 2014 compared to $12.52 billion at June 30, 2013, as well as a 8 basis point decrease in our cost of interest-bearing liabilities to 0.93% for the three months ended June 30, 2014 from 1.01% for the three months ended June 30, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $1.67 billion to $12.55 billion at June 30, 2014 compared to $10.87 billion at June 30, 2013, as well as the yield on our interest-earning assets decreasing 22 basis points to 4.00% for the three months ended June 30, 2014 from 4.22% for the three months ended June 30, 2013. The net interest spread decreased by 14 basis points to 3.07% for the three months ended June 30, 2014 from 3.21% for the three months ended June 30, 2013 as the proceeds from the second step capital offering were temporarily invested in short term investments.

Net interest income increased by $57.2 million, or 27.7%, to $264.0 million for the six months ended June 30, 2014 from $206.8 million for the six months ended June 30, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.55 billion to $15.89 billion at June 30, 2014 compared to $12.34 billion at June 30, 2013, as well as a 12 basis point decrease in our cost of interest-bearing liabilities to 0.90% for the six months ended June 30, 2014 from 1.02% for the six months ended June 30, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $2.24 billion to $12.99 billion at June 30, 2014 compared to $10.75 billion at June 30, 2013, as well as the yield on our interest-earning assets decreasing 18 basis points to 4.06% for the six months ended June 30, 2014 from 4.24% for the six months ended June 30, 2013. The net interest spread decreased by 6 basis points to 3.16% for the six months ended June 30, 2014 from 3.22% for the six months ended June 30, 2013 as yield on interest earning assets declined 18 basis points while cost of interest bearing liabilities declined 12 basis points.

Non-Interest Income

Total non-interest income increased by $635,000 or 6.7% to $10.2 million for the three months ended June 30, 2014 from $9.5 million for the three months ended June 30, 2013. The higher income is attributed to fees and service charges, income on bank owned life insurance and gains on security transactions of $399,000, $303,000 and $101,000, respectively. In addition, other income increased $770,000 primarily as a result of income on non-deposit investment products. These increases are offset by a decrease in gain on loan transactions of $739,000 to $1.3 million for the three months ended June 30, 2014 due to lower volume of sales in the secondary market.

Total non-interest income increased by $2.5 million, or 12.7% to $22.1 million for the six months ended June 30, 2014 from $19.6 million for the six months ended June 30, 2013. Included in other income for the six months ended June 30, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. Additionally, fees and service charges and income on bank owned life insurance increased $830,000 and $477,000, respectively, for the six months ended June 30, 2014. These increases were offset by a $2.2 million decrease in gain on the sale of loans to $2.9 million for the six months ended June 30, 2014 as compared to $5.1 million for the six months ended June 30, 2013 due to lower volume of sales in the secondary market.

Non-Interest Expenses

Total non-interest expenses increased by $55.3 million, or 97.1%, to $112.2 million for the three months ended June 30, 2014 from $56.9 million for the three months ended June 30, 2013. Compensation and fringe benefits increased $24.2 million for the three months ended June 30, 2014, which includes $13.0 million related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital offering. The remaining increase in compensation and fringe benefits relate to staff additions pertaining to the acquisitions of Roma Financial Corporation and Gateway, completed in December 2013 and January 2014, respectively, as well as increased staff to support our continued growth and normal merit increases. Full time equivalent employees were 1,619 as of June 30, 2014, an increase of 31% from June 30, 2013. Other operating expenses increased by $22.6 million to $27.2 million for the three months ended June 30, 2014 from $4.6 million for the three months ended June 30, 2013. Included in other operating expenses is the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering, comprised of 1,000,000 shares of common stock and $10.0 million in cash. Occupancy expense, data processing fees, professional fees and advertising expenses have increased by $2.8 million, $2.7 million, $1.4 million and $1.0 million, respectively, for the three months ended June 30, 2014. These increases are primarily the result of our recent acquisitions and organic growth.

Total non-interest expenses increased by $76.3 million, or 67.5%, to $189.4 million for the six months ended June 30, 2014 from $113.0 million for the six months ended June 30, 2013. Included in non-interest expense is $803,000 of one time costs related to the acquisition of Gateway. Compensation and fringe benefits increased $34.1 million for the six months ended June 30, 2014, which includes $13.0 million related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital offering. In addition, compensation expense included approximately $1.0 million related to retention and severance payments to former Roma Financial Corporation employees. The remaining increase in compensation and fringe benefits relate to staff additions pertaining to the acquisitions of Roma Financial Corporation and Gateway, as well as increased staff to support our continued growth and normal merit increases. Other operating expenses increased by $24.0 million to $33.3 million for the six months ended June 30, 2014 from $9.3 million for the six months ended June 30, 2013. Included in other operating expenses is the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering. Occupancy expense, data processing fees, professional fees and advertising expenses have increased by $6.3 million, $5.2 million, $2.5 million and $1.7 million, respectively, for the six months ended June 30, 2014. These increases are primarily the result of our recent acquisitions and organic growth.

Income Taxes

Income tax expense was $9.6 million for the three months ended June 30, 2014, representing a 38.72% effective tax rate compared to income tax expense of $15.5 million for the three months ended June 30, 2013 representing a 35.61% effective tax rate.

Income tax expense was $30.1 million for the six months ended June 30, 2014, representing a 38.63% effective tax rate compared to income tax expense of $30.6 million for the six months ended June 30, 2013 representing a 35.66% effective tax rate.

For the six months ended June 30, 2014, there was a change in New York state tax law which will likely result in the Company paying higher New York state taxes in future periods. The Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company recognized a $680,000 write up to its deferred tax assets during the first quarter of 2014, which is a discrete item, reflected as a reduction of income tax expense. The Company will continue to monitor the impact of this tax law change.

Provision for Loan Losses

Our provision for loan losses was $8.0 million for the three months ended June 30, 2014 compared to $13.8 million for the three months ended June 30, 2013. For the three months ended June 30, 2014, net charge-offs were $2.6 million compared to $8.9 million for the three months ended June 30, 2013. For the six months ended June 30, 2014, our provision for loan losses was $17.0 million compared to $27.5 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, net charge-offs were $4.9 million compared to $15.2 million for the six months ended June 30, 2013. Our provision for the three and six months ended June 30, 2014 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans and delinquent loans. While the economic and real estate conditions in our lending area have improved slightly, management is cautiously optimistic and continues to be prudent in assessing the Company's credit risk.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisitions of Gateway, Roma Financial and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2014		March 31, 2014		December 31, 2013		September 30, 2013		June 30, 2013
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	97	$22.9	90	$17.2	97	$17.9	52	$15.1	55	$17.9
Construction	—	—	1	0.01	1	0.3	—	—	—	—
Multi-family	5	12.8	6	13.0	3	1.4	4	9.2	1	0.1
Commercial real estate	16	12.1	14	10.0	11	16.4	2	3.2	—	—
Commercial and industrial	7	3.6	6	4.4	10	5.9	2	0.2	1	0.1
Total 30 to 59 days past due	125	$51.4	117	$44.6	122	$41.9	60	$27.7	57	$18.1
60 to 89 days past due:
Residential and consumer	50	10.0	43	8.0	40	6.6	26	7.3	37	10.3
Construction	—	—	—	—	1	0.5	—	—	—	—
Multi-family	—	—	—	—	2	0.2	2	3.6	—	—
Commercial real estate	11	2.5	5	1.0	4	10.3	2	0.3	—	—
Commercial and industrial	6	1.4	8	1.0	2	0.3	1	0.3	1	0.1
Total 60 to 89 days past due	67	13.9	56	10.0	49	17.9	31	11.5	38	10.4
Total accruing past due loans	192	$65.3	173	$54.6	171	$59.8	91	$39.2	95	$28.5
Non-accrual:
Residential and consumer	361	79.7	348	79.4	304	74.3	305	75.1	286	72.0
Construction	6	13.0	5	13.0	18	16.2	7	14.2	9	21.8
Multi-family	1	1.9	3	0.4	5	5.9	9	16.8	10	17.2
Commercial real estate	26	12.6	15	2.9	12	2.7	3	1.6	3	2.0
Commercial and industrial	10	1.4	9	1.9	4	1.3	8	1.9	6	1.5
Total non-accrual Loans	404	$108.6	380	$97.6	343	$100.4	332	$109.6	314	$114.5
Accruing troubled debt restructured loans	51	$32.3	50	$37.6	50	$39.6	36	$24.5	29	$19.7
Non-accrual loans to total loans		0.78%		0.72%		0.77%		0.95%		1.04%
Allowance for loan loss as a percent of non-accrual loans		171.33%		185.00%		173.30%		152.18%		134.90%
Allowance for loan losses as a percent of total loans		1.34%		1.33%		1.33%		1.45%		1.40%

Total non-accrual loans increased to $108.6 million at June 30, 2014 compared to $100.4 million at December 31, 2013. Despite the slight increase, we continue to diligently resolve our troubled loans. Our allowance for loan loss as a percent of total loans is 1.34%. At June 30, 2014, there were $41.8 million of loans deemed troubled debt restructuring, of which $23.2 million were residential and consumer loans, $11.4 million were commercial real estate loans, $3.6 million were construction loans, $2.1 million were multi-family loans and $1.5 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $32.3 million were classified as accruing and $9.5 million were classified as non-accrual at June 30, 2014.

The allowance for loan losses increased by $12.1 million to $186.1 million at June 30, 2014 from $173.9 million at December 31, 2013. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary
Total assets increased by $1.83 billion, or 11.7%, to $17.46 billion at June 30, 2014 from $15.62 billion at December 31, 2013. On May 7, 2014, the Company raised $2.15 billion in capital in its second step offering. As a result of deploying the proceeds, securities increased by $934.7 million, or 57.8%, to $2.55 billion at June 30, 2014 from $1.62 billion at December 31, 2013. Net loans, including loans held for sale, increased $860.2 million to $13.75 billion at June 30, 2014 from $12.89 billion at December 31, 2013. In addition, cash and cash equivalents increased by $50.7 million from $250.7 million at December 31, 2013 to $301.4 million at June 30, 2014.

Net loans, including loans held for sale, increased by $860.2 million, or 6.7%, to $13.75 billion at June 30, 2014 from $12.89 billion at December 31, 2013. This increase includes $195.1 million in loans acquired in conjunction with the Gateway acquisition. At June 30, 2014, total loans were $13.93 billion which included $5.89 billion in residential loans, $4.39 billion in multi-family loans, $2.75 billion in commercial real estate loans, $441.7 million in consumer and other loans, $300.9 million in commercial and industrial loans and $172.4 million in construction loans. For the six months ended June 30, 2014, we originated $701.1 million in multi-family loans, $252.9 million in commercial real estate loans, $181.7 million in commercial and industrial loans, $52.4 million in consumer and other loans and $28.9 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co which originated $351.1 million in residential mortgage loans with $62.8 million were for sale to third party investors and $288.3 million were added to our portfolio for the six months ended June 30, 2014. We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months June 30, 2014, we purchased loans totaling $149.4 million from these entities.

Securities, in the aggregate, increased by $934.7 million, or 57.8%, to $2.55 billion at June 30, 2014 from $1.62 billion at December 31, 2013. This increase is attributed to using a portion of the proceeds from the Company's second step offering to purchase short term investment securities.

Deposits increased by $527.6 million or 4.9% from $10.72 billion at December 31, 2013 to $11.25 billion at June 30, 2014. This increase includes $254.7 million in deposits added in conjunction with the Gateway acquisition. Core deposits increased $731.6 million or 10.0%, partially offset by a $203.9 million decrease in certificates of deposit. Core deposits represents over 72% of our total deposit portfolio.

Borrowed funds decreased $938.2 million, or 27.9%, to $2.43 billion at June 30, 2014 from $3.37 billion at December 31, 2013. The Company used approximately half of the proceeds from its second step capital offering to pay down maturing, short term borrowings.

Stockholders' equity increased $2.18 billion to $3.52 billion at June 30, 2014 from $1.33 billion at December 31, 2013. The increase is primarily related to the impact of the Company's second step capital offering, net income of $49.6 million for the six months ended June 30, 2014 and a $7.2 million decrease to other comprehensive loss. Stockholders' equity was also impacted by the declaration of cash dividends totaling $0.04 per common share for the six months ended June 30, 2014 which resulted in a decrease of $14.0 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2014 operates from its corporate headquarters in Short Hills, New Jersey and 130 offices located throughout New Jersey and New York.

Earnings Conference Call July 25, 2014 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, July 25, 2014 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10048968

A telephone replay will be available beginning on July 25, 2014 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 27, 2014. The replay number is (877) 344-7529 password 10048968. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2014 and December 31, 2013 (audited)

	June 30, 2014	December 31, 2013
Assets	(In thousands)

Cash and cash equivalents	$301,391	250,689
Securities available-for-sale, at estimated fair value	1,105,912	785,032
Securities held-to-maturity, net (estimated fair value of $1,484,223 and $839,064 at June 30, 2014 and December 31, 2013 respectively)	1,445,646	831,819
Loans receivable, net	13,737,254	12,882,544
Loans held-for-sale	13,752	8,273
Federal Home Loan Bank stock	143,260	178,126
Accrued interest receivable	53,238	47,448
Other real estate owned	8,038	8,516
Office properties and equipment, net	151,722	138,105
Net deferred tax asset	218,718	216,206
Bank owned life insurance	162,581	152,788
Intangible assets	108,752	109,129
Other assets	6,546	14,395
Total Assets	$17,456,810	15,623,070
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$11,246,436	10,718,811
Borrowed funds	2,429,085	3,367,274
Advance payments by borrowers for taxes and insurance	76,925	67,154
Other liabilities	185,411	135,504
Total liabilities	13,937,857	14,288,743
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 358,269,874 issued and outstanding at June 30, 2014; 367,041,688 issued and 353,046,057 outstanding at December 31, 2013	3,583	1,519
Additional paid-in capital	2,845,309	720,766
Retained earnings	783,123	734,563
Treasury stock, at cost; no shares outstanding at June 30, 2014; 13,995,632 shares at December 31, 2013	—	(67,046)
Unallocated common stock held by the employee stock ownership plan	(94,597)	(29,779)
Accumulated other comprehensive loss	(18,465)	(25,696)
Total stockholders' equity	3,518,953	1,334,327
Total liabilities and stockholders' equity	$17,456,810	15,623,070

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable	$149,531	122,636	295,501	242,496
Securities:
Government-sponsored enterprise obligations	12	1	24	2
Mortgage-backed securities	10,992	6,636	20,105	13,213
Equity securities available-for-sale	21	19	65	23
Municipal bonds and other debt	1,548	1,463	2,788	2,995
Other investments	—	—	14	—
Interest-bearing deposits	274	11	309	21
Federal Home Loan Bank stock	1,711	1,428	3,908	2,878
Total interest and dividend income	164,089	132,194	322,714	261,628
Interest expense:
Deposits	14,385	12,250	28,757	24,938
Secured borrowings	14,941	15,235	30,004	29,940
Total interest expense	29,326	27,485	58,761	54,878
Net interest income	134,763	104,709	263,953	206,750
Provision for loan losses	8,000	13,750	17,000	27,500
Net interest income after provision for loan losses	126,763	90,959	246,953	179,250
Non-interest income
Fees and service charges	5,325	4,926	10,157	9,327
Income on bank owned life insurance	1,034	731	1,965	1,488
Gain on loan transactions, net	1,263	2,002	2,909	5,076
Gain on securities transactions	108	7	639	691
Gain on sales of other real estate owned, net	333	532	464	462
Other income	2,110	1,340	5,981	2,583
Total non-interest income	10,173	9,538	22,115	19,627
Non-interest expense
Compensation and fringe benefits	53,213	29,056	93,029	58,880
Advertising and promotional expense	3,385	2,397	5,954	4,211
Office occupancy and equipment expense	12,232	9,411	24,983	18,640
Federal insurance premiums	4,000	3,600	8,800	7,250
Stationery, printing, supplies and telephone	1,183	991	2,396	1,578
Professional fees	3,774	2,364	7,564	5,096
Data processing service fees	7,141	4,436	13,305	8,092
Other operating expenses	27,226	4,642	33,322	9,274
Total non-interest expenses	112,154	56,897	189,353	113,021
Income before income tax expense	24,782	43,600	79,715	85,856
Income tax expense	9,596	15,524	30,111	30,613
Net income	$15,186	28,076	49,604	55,243

Basic and diluted earnings per share	$0.04	0.10	0.14	0.20
Weighted average shares outstanding:
Basic	347,912,065	274,712,968	343,267,999	274,583,602
Diluted	351,507,786	277,842,685	347,664,231	277,511,461

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2014			June 30, 2013
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$589,563	274	0.19%	123,220	11	0.04%
Securities available-for-sale	921,620	4,478	1.94%	1,340,391	5,372	1.60%
Securities held-to-maturity	1,273,410	8,095	2.54%	204,748	2,747	5.37%
Net loans	13,489,800	149,531	4.43%	10,688,759	122,636	4.59%
Federal Home Loan Bank stock	149,788	1,711	4.57%	164,710	1,428	3.47%
Total interest-earning assets	16,424,181	164,089	4.00%	12,521,828	132,194	4.22%
Non-interest earning assets	720,803			562,779
Total assets	$17,144,984			$13,084,607

Interest-bearing liabilities:
Savings	2,222,746	1,664	0.30%	1,750,081	1,542	0.35%
Interest-bearing checking	2,262,603	2,094	0.37%	1,697,260	1,622	0.38%
Money market accounts	2,160,119	2,823	0.52%	1,547,331	1,655	0.43%
Certificates of deposit	3,301,027	7,804	0.95%	2,816,048	7,431	1.06%
Interest bearing deposits	9,946,495	14,385	0.58%	7,810,720	12,250	0.63%
Borrowed funds	2,599,744	14,941	2.30%	3,063,327	15,235	1.99%
Total interest-bearing liabilities	12,546,239	29,326	0.93%	10,874,047	27,485	1.01%
Non-interest bearing liabilities	1,923,141			1,112,583
Total liabilities	14,469,380			11,986,630
Stockholders' equity	2,675,604			1,097,977
Total liabilities and stockholders' equity	$17,144,984			$13,084,607

Net interest income		$134,763			$104,709

Net interest rate spread			3.07%			3.21%

Net interest earning assets	$3,877,942			$1,647,781

Net interest margin			3.28%			3.34%

Ratio of interest-earning assets to total interest- bearing liabilities	1.31	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	June 30, 2014			June 30, 2013
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$400,528	309	0.15%	118,956	21	0.04%
Securities available-for-sale	847,166	8,539	2.02%	1,355,948	10,735	1.58%
Securities held-to-maturity	1,126,782	14,457	2.57%	187,159	5,498	5.88%
Net loans	13,355,535	295,501	4.43%	10,527,405	242,496	4.61%
Federal Home Loan Bank stock	163,795	3,908	4.77%	154,785	2,878	3.72%
Total interest-earning assets	15,893,806	322,714	4.06%	12,344,253	261,628	4.24%
Non-interest earning assets	733,382			556,305
Total assets	$16,627,188			$12,900,558

Interest-bearing liabilities:
Savings	2,241,784	3,320	0.30%	1,744,802	3,219	0.37%
Interest-bearing checking	2,291,449	3,910	0.34%	1,718,649	3,080	0.36%
Money market accounts	2,095,819	5,628	0.54%	1,566,555	3,342	0.43%
Certificates of deposit	3,386,598	15,899	0.94%	2,871,314	15,297	1.07%
Interest bearing deposits	10,015,650	28,757	0.57%	7,901,320	24,938	0.63%
Borrowed funds	2,975,855	30,004	2.02%	2,848,563	29,940	2.10%
Total interest-bearing liabilities	12,991,505	58,761	0.90%	10,749,883	54,878	1.02%
Non-interest bearing liabilities	1,604,634			1,063,619
Total liabilities	14,596,139			11,813,502
Stockholders' equity	2,031,049			1,087,056
Total liabilities and stockholders' equity	$16,627,188			$12,900,558

Net interest income		$263,953			$206,750

Net interest rate spread			3.16%			3.22%

Net interest earning assets	$2,902,301			$1,594,370

Net interest margin			3.32%			3.35%

Ratio of interest-earning assets to total interest- bearing liabilities	1.22	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2014	2013

Return on average assets	0.35%	0.86%
Return on average equity	2.27%	10.23%
Return on average tangible equity	2.37%	11.24%
Interest rate spread	3.07%	3.21%
Net interest margin	3.28%	3.34%
Efficiency ratio	77.38%	49.80%
Efficiency ratio, adjusted (1)	54.60%	49.80%
Non-interest expense to average total assets	2.62%	1.74%
Average interest-earning assets to average interest-bearing liabilities	1.31	1.15

	For the Six Months Ended
	June 30,
	2014	2013
Return on average assets	0.60%	0.86%
Return on average equity	4.88%	10.16%
Return on average tangible equity	5.16%	11.18%
Interest rate spread	3.16%	3.22%
Net interest margin	3.32%	3.35%
Efficiency ratio	66.19%	49.93%
Efficiency ratio, adjusted (1)	54.65%	49.93%
Non-interest expense to average total assets	2.28%	1.75%
Average interest-earning assets to average interest-bearing liabilities	1.22	1.15

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	June 30, 2014	December 31, 2013

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.85%	0.95%
Non-performing loans as a percent of total loans	1.01%	1.07%
Allowance for loan losses as a percent of non-accrual loans	171.33%	173.30%
Allowance for loan losses as a percent of total loans	1.34%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	19.39%	11.39%
Tier 1 risk-based capital (to risk weighted assets) (2)	18.14%	10.14%

Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	13.22%	8.20%
Equity to total assets (period end)	20.16%	8.54%
Average equity to average assets	12.22%	8.32%
Tangible capital (to tangible assets)	19.66%	7.90%
Book value per common share (3)	$10.22	NM

Other Data:
Number of full service offices	130	129
Full time equivalent employees	1,619	1,541

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(3) Book value per common share is not meaningful for periods presented prior to the completion of the second step capital offering on May 7, 2014.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Non GAAP Reconciliation
(dollars in thousands, except share data)

Net Income, Basic and Diluted EPS, as adjusted

	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014

Net Income	$15,186	$49,604

Compensation and fringe benefits (1)	13,013	13,013
Other operating expenses (2)	20,000	20,000
Total one time item	33,013	33,013
Effective tax rate	38.72%	38.63%
One time items, net tax	20,230	20,261

Adjusted Net Income	$35,416	$69,865

Adjusted basic earnings per share	$0.10	$0.20
Adjusted diluted earnings per share	$0.10	$0.20

Weighted average shares outstanding:
Basic	347,912,065	343,267,999
Diluted	351,507,786	347,664,231

Efficiency Ratio, as adjusted
	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2014

Total non-interest expense	112,154	189,353

Net interest income	134,763	263,953
Total non-interest income	10,173	22,115

Efficiency Ratio	77.38%	66.19%

Compensation and fringe benefits (1)	13,013	13,013
Other operating expenses (2)	20,000	20,000
Adjusted Non-Interest Expense	79,141	156,340

Adjusted Efficiency Ratio	54.60%	54.65%

(1) Compensation expense one time items related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital offering.
(2) Other operating expense one time items related to the Company's contribution of $20 million to the Investors Charitable Foundation in conjunction with the second step capital offering, comprised of 1,000,000 shares of common stock and $10 million in cash.